Exhibit A: Agreement to Make Joint Filings

Agreement made as of the 27th day of July, 2026, by and among Bulldog Investors, LLP, Phillip Goldstein and Andrew Dakos.

WHEREAS, Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 provides that whenever two or more persons are required to file a statement containing the information required by Schedule 13D with respect to the same securities, only one such statement need be filed, so long as, among other things, such filing includes as an exhibit an agreement among such persons that such a statement is filed on behalf of each of them; and

WHEREAS, in connection with certain holdings of Dynamix Corp (DYNC), each of the parties to this agreement is required to file a statement containing the information required by Schedule 13D with respect to the same holdings of DYNC;

NOW THEREFORE, the parties hereby agree that one statement containing the information required by Schedule 13D shall be filed on behalf of each party hereto.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first written above.

By:	/s/ Phillip Goldstein	By:	/s/ Andrew Dakos
	Phillip Goldstein		Andrew Dakos

BULLDOG INVESTORS, LLP

By:	/s/ Andrew Dakos
Andrew Dakos, Partner